AMENDMENT
                                       TO
                       OUTSIDE DIRECTOR STOCK OPTION PLAN

         This Amendment (this "Amendment") to the Outside Director Stock Option Plan (the "Plan") of Simon Transportation Services Inc., a Nevada corporation (the "Corporation"), is made this 5th day of October, 2000. All terms in this Amendment shall have the meaning ascribed in the Plan, unless otherwise defined herein.

RECITALS

         WHEREAS, the Board of Directors of the Corporation has determined that it is advisable and in the best interest of the Corporation to amend the Plan.

         NOW THEREFORE, the Plan is hereby modified, altered, and amended as follows:

         1. All references to "Dick Simon Transportation Inc." shall be deleted and replaced with "Simon Transportation Services Inc."

         2. Section 2.d. of the Plan is hereby amended to delete such section in its entirety and replace it with the following:

         d. "Fair Market Value" shall mean the closing price of the Stock on such date, as such price is reported by The Nasdaq Stock Market, other over-the-counter market, or stock exchange, as applicable. If no reported quotation or sale of the Stock takes place on the date in question, the last reported closing price of the Stock shall be determinative.

         3. Section 4 of the Plan is hereby amended to delete such section in its entirety and replace it with the following:
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         4.       Option Grants.

                  (a) Immediately after the Annual Meeting of Stockholders of the Company following the fiscal year ended September 30, 2000, an option to purchase five thousand (5,000) Shares shall be granted to each non-employee director serving on the Board as of such date (the "2000 Annual Meeting Grants"); provided, however, that any director that has received a warrant to purchase shall not be entitled to receive the 2000 Annual Meeting Grants.

                  (b) Any individual who first becomes a non-employee director after the 2000 Annual Meeting Grants shall be granted an Option to purchase five thousand (5,000) Shares as of the date the individual becomes a non-employee director.

                  (c) On each five-year anniversary of the date the individual became a non-employee director, an Option to purchase an additional (5,000) Shares shall be granted to the non-employee director; provided that the non-employee director continues to serve on the Board as of such date.

                  (d) Each Option granted pursuant to this Section 4 shall become vested and exercisable in accordance with the following schedule:

                  Vested Percentage
                     Of Option                         Date of Vesting
                       20%                      Date of Grant
                       40%                      1st Anniversary of Date of Grant
                       60%                      2nd Anniversary of Date of Grant
                       80%                      3rd Anniversary of Date of Grant
                      100%                      4th Anniversary of Date of Grant

                  (e) For purposes of this Plan, "Date of Grant" shall mean the date on which an Option is granted pursuant to Section 4(a), 4(b), or 4(c).

         4.       Section  7(a)  of  the  Plan  is hereby amended to delete such section in its entirety and replace it with the following:

                  (a) The term of each Option shall be six (6) years from the Date of Grant thereof. All of the Shares subject to the Option will become vested and exercisable as described in Section 4(d); provided, however, that the Board shall have the right to accelerate the vesting schedule of any Option previously awarded to an Optionee. The vested portion of an Option may be exercised in whole or in part at any time during the term of the Option. No fractional Shares will be issued upon exercise of the Option and, if the exercise results in a fractional interest, an amount will be paid in cash equal to the value of such fractional interest based on the Fair Market Value of the Shares on the date of exercise.